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MASTERWORKS



LAURA OWENS

19.1%

Similar Sales Appreciation Rate[1]

94% SOLD OUT

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Owens' Market Has Performed Well

28.2%

Annualized Auction Turnover Growth from 2000-2022[2]

All 3

Owens Top Auction Records are similar in scale, style, and period to our offering.



Record #1
Sale Price:
$1.7M (2017)



Record #2
Sale Price:
$1.6M (2021)



Record #3
Sale Price:
$1.1M (2019)


19.1%
Similar Sales Appreciation Rate[1]
$1.8M
$1.3M
$0.9M
$0.4M
2014
2015
2016
2017
2018
2019
2020
2021

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“ONE OF THE MOST CELEBRATED PAINTERS OF HER GENERATION.”

Owens Is Known For An Unpredictable, Often Gleeful Style That Mixes Painterly And Pop-Culture Elements.

The New York Times



"IN 2003, OWENS BECAME THE YOUNGEST ARTIST EVER TO BE GIVEN A RETROSPECTIVE AT LACMA."

Even After Two Decades Of Growing Fame And Esteem, Her Art's Values Retard Transposition Into Prices.

THE NEW YORKER

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Important Disclosures

More information on the Offering Circular can be found at sec.gov

This communication is brought to you by Masterworks Administrative Services. The content is not intended to provide legal, tax, or investment advice.

1. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Laura Owens with the following criteria: artworks created since 2012 that measure over 50 inches by 50 inches, excluding works with sparse composition, such as Untitled (2013), Untitled (2013) and Untitled (2016). The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 19.1% CAGR implied from selected sales occurring from May 14, 2014 to November 18, 2021.

2. "28.2% Annualized Auction Turnover Growth from 2000-2022." This statement is based on publicly available data on Artprice.com as analyzed by Masterworks' internal research team.

Masterworks may, from time to time, engage in "testing the waters" under Regulation A of the Securities Act of 1933, as amended, for the offerings currently filed with (but not yet qualified by) the SEC. This process allows companies to determine whether there may be interest in an eventual offering of their securities. Masterworks is not under any obligation to make an offering under Regulation A. We may choose to make an offering to some, but not all, of the people, who indicate an interest in investing, and that offering might not be made under Regulation A. If we go ahead with an offering, we will only be able to make sales after we have filed an offering statement with the SEC and the SEC has "qualified" the offering statement. The information in the offering statement will be more complete than any information provided on our website, and could differ in important ways. You must consider fully the information provided in the offering statement filed with (and qualified by) the SEC prior to making any investment decision. No money or other consideration is being solicited at this time for any pre-qualified offering, and if sent in response, will not be accepted.

Art sales price data and metrics are used for comparative modeling purposes only. Each painting is unique, and historical price trends of a group of selected artwork are not a direct proxy for the historical price performance of any specific painting or any investment in securities referenced. The data shown represents the whole art and is not comparative to an investment in our offerings, which includes fees and expenses.

You must read the offering documents filed with the SEC before investing and the additional information available at https://www.masterworks.com/about/disclosure

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